EXHIBIT 99


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8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
 www.cel-sci.com                                         (703) 506-9460

      CEL-SCI REPORTS ON NYSE MKT NONCOMPLIANCE NOTICE AND COMPLIANCE PLAN

Vienna, VA, July 19, 2013 - CEL-SCI Corporation (NYSE MKT: CVM) reported on a communication from staff of its current listing exchange that it considered the company to be noncompliant with certain listing requirements based on its quarterly report for the period ended March 31, 2013. The Company was given an opportunity to maintain its listing by submitting a plan of compliance by August 19, 2013. The Company intends to submit such a plan by August 19, 2013.

Based on the company's quarterly report on Form 10-Q for the period ended March 31, 2013, noncompliance was noted with respect to the requirement of Section 1003(a)(iv) of the Company Guide for NYSE MKT. The exchange indicated that in order to maintain its NYSE MKT listing, a plan should be submitted by August 19, 2013 addressing regaining compliance with Section 1003(a)(iv) of the exchange's Company Guide by September 30, 2013. Additional information and provisions regarding the NYSE MKT requirements are found in Part 10 of its Company Guide.

The communication and compliance plan has no current effect on the listing of the company's shares on the exchange. If the plan is not acceptable or the company does not make sufficient progress under the plan or reestablish compliance by September 30, 2013, then staff of the exchange may initiate proceedings for delisting from the NYSE MKT. The company may then appeal a staff determination to initiate such proceedings in accordance with the exchange's Company Guide.

About CEL-SCI Corporation

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. Its lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating an immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu, Avian Flu (H5N1), and the Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

When used in this report, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended September 30, 2012. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.